Exhibit 99.1

NEWS RELEASE

Visa Inc. Board of Directors Approves Accelerated Class C Share Release Program

SAN FRANCISCO, CA, April 27, 2009 – Visa Inc. (NYSE:V) announced today that its Board of Directors approved a program in which each class C stockholder may liquidate up to 30% of its class C shares held as of July 1, 2009, anytime after that date, subject to certain terms and conditions. The release of the class C shares does not increase the number of outstanding shares of the Company and there is no dilutive effect to the outstanding share count from these transactions. The remaining class C shares will continue to be subject to the general transfer restrictions that expire on March 25, 2011 under Visa’s certificate of incorporation. Class C shares sold under this program will automatically convert to class A shares, tradable in the public market. In order to participate in the program, class C stockholders will need to apply to Visa’s transfer agent between July 1 and September 30, 2009. Instructions for participating in the program, including its terms and conditions, will be made available to Visa’s class C stockholders in June 2009.

This press release does not constitute an offer of any securities for sale. This press release contains certain forward-looking statements. All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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About Visa: Visa Inc. operates the world’s largest retail electronic payments network providing processing services and payment product platforms. This includes consumer credit, debit, prepaid and commercial payments, which are offered under the Visa, Visa Electron, Interlink and PLUS brands. Visa enjoys acceptance around the world and Visa/PLUS is one of the world’s largest global ATM networks, offering cash access in local currency in more than 170 countries.

Contacts:

Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com